Exhibit 4.1

VOTING RIGHTS PROXY AGREEMENT

This Voting Rights Proxy Agreement (this “Agreement”) is entered into as of November 24, 2020 (“Effective Date”), by and between Xing Yuan (“Yuan”) and Feng Zhou (“Zhou”). Yuan and Zhou are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A. Xing Yuan is a member of China SXT Pharmaceuticals, Inc, a British Virgin Islands company (the “Company”) and the registered holder of such number of the ordinary shares of the Company (the “Ordinary Share”), par value $0.001 per share, of the Company as set forth on Schedule A of this Agreement (the “Shares”);

B. Feng Zhou is the Chief Executive Officer and Director of China SXT Pharmaceuticals, Inc.

C. Yuan desires to grant to Zhou a proxy to vote the Shares for the maximum period of time permitted by law, by entry of the power of attorney set forth on Schedule B of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	Yuan hereby irrevocably grants a power of attorney to, and entrust Zhou, for the maximum period of time permitted by law, with all of his voting rights as a member of the Company, including without limitation, in connection with the election of directors and approval of all corporate transactions which requires the approval of the Company’s members. Zhou shall exercise such rights in accordance with the laws of the British Virgin Islands and the Company’s memorandum and articles of association, as may be amended.

2.	This Agreement has been duly executed by the Parties as of the Effective Date. This Agreement shall take effect upon the Effective Date.

3.	Yuan represents and warrants to Zhou that Yuan legally and beneficially owns such Shares as set forth on Schedule A, free and clear of all liens and encumbrances, and Yuan has not granted to any party, other than Zhou, a power of attorney or proxy over any of such Shares or any of Yuan’s rights as a member of the Company. Yuan further represents and warrants that the execution and delivery of this Agreement by Yuan shall not violate any law, regulations, judicial or administrative order, arbitration award, agreement, contract or covenant applicable to Yuan.

4.	This Agreement, may be terminated at any time by either Party, with or without cause, provided that a thirty (30) day prior written notice is given to either Zhou (in the case Yuan wishes to terminate the Agreement) or Yuan (in the case Zhou wishes to terminate the Agreement).

5.	No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Parties hereto.

6.	This Agreement shall be governed by, construed and entered in accordance with the laws of the British Virgin Islands applicable to contracts deemed to be made within jurisdiction, without regard to choice of law or conflict of law provisions thereof.

7.	Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

By:
Name: Xing Yuan

Accepted and Acknowledged:

By:
Name: Feng Zhou
for and on behalf of
China SXT Pharmaceuticals, Inc.

Schedule A

Shareholder	Number of Ordinary Shares	Ownership Percentage*
Xing Yuan	12,000,000	16.20%

*	The percentage is based on 74,057,584 shares of ordinary share of the Company issued and outstanding immediately after the issuance of 12,000,000 Ordinary Shares to Mr. Yuan.

Schedule B

Form of Power of Attorney

This POWER OF ATTORNEY is made by Xing Yuan (the Appointer) of November 24, 2020. The Appointer is the registered holder of 12,000,000 ordinary shares of par value $0.001 per share (the Shares) in China SXT Pharmaceuticals, Inc., a British Virgin Islands company (the Company).

1. Background

It was noted that the Appointer has entered into a voting proxy agreement (the Agreement) with Feng Zhou (Zhou) pursuant to which the Appointer has agreed to appoint Zhou as its proxy to vote the Shares for the maximum period of time permitted by law, and as determined in this Power of Attorney.

2. Appointment

Pursuant to the Agreement, the Appointer therefore irrevocably appoints Zhou to act as its attorney with full power in the Appointer's name or otherwise and on its behalf (and as Zhou in his absolute discretion sees fit) to exercise all rights in relation to the Shares including to:

(a)	receive and accept service of or waive any notices, and execute any consent to short notice, attend and vote at and demand a poll at any meetings or any class meetings of the holders of shares or securities in the Company;

(b)	attend, participate and vote at any general meeting or class meeting of the Company in relation to the Shares including any election of directors and approval of all corporate transactions which requires the approval of the Company’s members);

(c)	give any written consent to any resolution of the holders of shares or securities in the Company, whether or not that consent or resolution relates to all of or any class of shares or securities or otherwise of the Company in relation to the Shares;

(d)	exercise all or any of the voting and other rights, powers and privileges attached to the Shares or otherwise capable of being exercised by the Appointer in relation to the Shares;

(e)	appoint any person as the Appointer may decide as the Appointer's proxy at any meeting or any class meeting of holders of shares or securities in the Company and for that purpose to execute, complete and lodge a form of proxy on behalf of the Appointer irrespective of whether or not the Appointer has separately appointed a proxy;

(f)	deal with, and give directions on behalf of the Appointer as to, any money, security, benefit, document, notices or other communication in whatever form arising by right of the Shares or received in connection with the Shares from the Company or any other person; and

(g)	otherwise execute, deliver any document, deed or instrument and do anything which may be done in the Appointer's capacity as registered holder of the Shares.

3. Term

This Power of Attorney may be revoked by the Appointer or Zhou at any time from the date of execution and delivery of this Power of Attorney, with or without cause, provided that a thirty (30) day prior written notice is given to either Zhou (in the case the Appointer wishes to terminate the Power of Attorney) or the Appointer (in the case Zhou wishes to terminate the Power of Attorney).

4. Ratification and Indemnity

The Appointer undertakes to ratify and confirm whatever Zhou does or purports to do in good faith in the exercise of any power conferred by this Power of Attorney.

The Appointer undertakes to indemnify Zhou fully against all claims, losses, costs, expenses, damages or liability which he sustains or incurs as a result of any action taken in good faith pursuant to this Power of Attorney (including any cost incurred in enforcing this indemnity).

5. Validity

The Appointer declares that a person who deals with Zhou in good faith may accept a written statement signed by Zhou to the effect that this Power of Attorney has not been revoked as conclusive evidence of that fact.

6. Governing Law and Jurisdiction

This Power of Attorney is governed by and shall be construed in accordance with the laws of the British Virgin Islands. Non-contractual obligations (if any) arising out of or in connection with this Power of Attorney (including its formation) shall also be governed by the laws of the British Virgin Islands.

The courts of the British Virgin Islands shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Power of Attorney or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF, the undersigned have duly executed this Power of Attorney as of the day and year first written below.

This Power of Attorney has been executed as a deed and has been delivered on November 24, 2020

By:

Name: Feng Zhou
for and on behalf of
China SXT Pharmaceuticals, Inc.

and

By:

Name: Xing Yuan